ARTICLES OF MERGER
                                       OF                   FILED# C27281-99
                                U.S. CRUDE, LTD.            JUN 15 2000
                           (a California corporation)       In the Office of
                                       and                  Dean Heller
                              CYPRESS CAPITAL, INC.         Secretary of State
                             (a Nevada corporation)

     The Undersigned, being President of Cypress Capital, Inc., a Nevada corporation, and the President of U.S. Crude, Ltd., a Nevada corporation (collectively "the constituent entities"), hereby certify as follows:

     1. Pursuant to NRS 92A.190 and the California Corporation Code 1100 et seq., a Plan of Merger has been approved by the board of directors of Cypress Capital, Inc., a Nevada corporation, and U.S. Crude, Ltd., a California corporation.

     2. The approval of shareholders of the Constituent Entities of Cypress Capital, Inc. and U.S. Crude, Ltd. is not required under NRS 92A.190, and the laws of the State of California specifically permit the merger of the parent, U.S. Crude, Ltd., into the subsidiary, Cypress Capital, Inc., and the laws of the State of California have been complied with in effecting the merger.

     3. Pursuant to the California Corporations Code Section 1100, 1108a, 1110a(1), U.S. Crude, Ltd., a California corporation, parent corporation and owner of 100% of the issued and outstanding shares of Cypress Capital, Inc., a Nevada corporation, the subsidiary, has adopted a Resolution to merge the parent, U.S. Crude, Ltd., into Cypress Capital, Inc. and change its name to U.S. Crude, Ltd.

     4. The surviving corporation assumes all the liabilities of U.S. Crude, Ltd., a California Corporation.

     5. All shares issued and outstanding of U.S. Crude, Ltd. shall, upon merged merger, represent shares of the merged corporation on a one for one basis, pro rata. All shares of Cypress Capital, Inc. (100%) owned by U.S. Crude, Ltd. shall be retired to treasury upon merger.

     6. The Articles of Incorporation of Cypress Capital, Inc. shall be amended to change the name to U.S. Crude, Ltd.

     7. The complete and executed Plan of Merger is on file at the Registered Offices of the corporation at 673 E. Cooley Drive, Suite 121, Colton, California 92324.

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Effective this 5th day of June, 2000.


U.S. Crude, Ltd.                               Cypress Capital, Inc.
a California corporation                       a Nevada corporation

/s/Anthony K. Miller                           /s/Anthony K. Miller
Anthony K. Miller, President/Secy              Anthony K. Miller, President/Secy
(Printed Name)                                 (Printed Name)

State of California      )
                         )ss.
County of San Bernardino )

     On this 5th day of June, 2000, before me, a Notary Public, personally appeared Anthony K. Miller, President of U.S. Crude, Ltd. and executed on this date the foregoing instrument for the purposes therein contained, by signing on behalf of the above named corporation as a duly authorized director and officer.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                        /s/Katherine L. Chavez
Seal                                    Notary Public
Katherine L. Chavez                     Residing at 1040 S. Mt. Vernon Ave.
Comm. #1219081                          Colton, CA  92324
Notary Public - California
San Bernardino County                   My Commission Expires:
My Comm. Expires May 10, 2003           May 10, 2003